UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 6, 2018

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On June 6, 2018, Community Health Systems, Inc. issued a press release announcing that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has amended certain terms of its previously commenced offers to exchange (collectively, the “Exchange Offers”) (i) up to $1,925 million aggregate principal amount of its new Junior-Priority Secured Notes due 2023 (the “2023 Notes”) in exchange for any and all of its $1,925 million aggregate principal amount of outstanding 8.000% Senior Unsecured Notes due 2019 (the “2019 Notes”), (ii) up to $1,200 million aggregate principal amount of its new 8.125% Junior-Priority Secured Notes due 2024 (the “2024 Notes” and, together with the 2023 Notes, the “New Notes”) in exchange for any and all of its $1,200 million aggregate principal amount of outstanding 7.125% Senior Unsecured Notes due 2020 (the “2020 Notes”) and (iii) to the extent that less than all of the outstanding 2019 Notes and 2020 Notes are tendered in the Exchange Offers, up to an aggregate principal amount of 2024 Notes equal to, when taken together with the New Notes issued in exchange for the validly tendered and accepted 2019 Notes and 2020 Notes, $3,125 million, in exchange for its outstanding 6.875% Senior Unsecured Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Old Notes”).

The amendments to the Exchange Offers: (i) increase the interest rate on the 2023 Notes by 1.125% per annum, from 9.875% to 11.000% per annum, solely for the period from the issue date of such 2023 Notes to, but excluding, the one year anniversary thereof; (ii) modify the section entitled “Description of the New Notes” in the Offering Memorandum (as defined below) to add an additional negative covenant that will prohibit the Issuer from purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring any outstanding 2019 Notes or 2020 Notes after the consummation of the Exchange Offers with: (a) cash or cash equivalents on hand as of the consummation of the Exchange Offers; (b) cash generated from operations; (c) proceeds from assets sales; or (d) proceeds from the issuance of, or in exchange for, secured debt, in each case, prior to the date that is 60 days prior to the relevant maturity dates of such 2019 Notes or 2020 Notes, as applicable; and (iii) extend the “Early Tender Deadline” and the “Expiration Date” for each Exchange Offer from 5:00 p.m., New York City time, on Friday, June 8, 2018 to midnight, New York City time, at the end of the day on Tuesday, June 19, 2018.

As a result, the deadline for tendering Old Notes in order to receive the total consideration of (i) $1,000 principal amount of 2023 Notes (including the increased interest rate described in the press release) per $1,000 principal amount of 2019 Notes tendered and accepted for exchange, (ii) $1,000 principal amount of 2024 Notes per $1,000 principal amount of 2020 Notes tendered and accepted for exchange and (iii) $750 principal amount of 2024 Notes per $1,000 principal amount of 2022 Notes tendered and accepted for exchange is now midnight, New York City time, at the end of the day on Tuesday, June 19, 2018. All other terms, conditions and applicable dates of the Exchange Offers remain unchanged.

This Current Report on Form 8-K shall be incorporated by reference into the Offering Memorandum, dated May 4, 2018 (the “Offering Memorandum”), relating to the Exchange Offers and, as a result, the information set forth in this Item 8.01 shall be deemed to supplement, amend and modify, as appropriate, the Offering Memorandum, including the section entitled “Description of the New Notes” in the Offering Memorandum.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

99.1	Press Release of Community Health Systems, Inc., dated June 6, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2018	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

	By:	/s/ Thomas J. Aaron
Thomas J. Aaron Executive Vice President and Chief Financial Officer (principal financial officer)